Exhibit 99.1

Neiman Marcus, Inc. Reports Third Quarter Results

Net Earnings Increase 35%

DALLAS--(BUSINESS WIRE)--May 29, 2012--Neiman Marcus, Inc. today reported financial results for the third quarter of fiscal year 2012. For the 13 weeks ended April 28, 2012, the Company reported total revenues of $1.06 billion compared to $983.8 million in the prior year. Comparable revenues increased 6.7 percent. Operating earnings for the third quarter of fiscal year 2012 were $146.6 million compared to $123.2 million for the third quarter of fiscal year 2011, an increase of 19 percent.

The Company reported net earnings of $62.6 million for the 13 weeks ended April 28, 2012 compared to $46.2 million in the prior year, an increase of 35 percent. EBITDA for the third quarter of fiscal year 2012 was $191.2 million compared to EBITDA of $169.9 million in the third quarter of fiscal year 2011, an increase of 13 percent.

For the 39 weeks ended April 28, 2012, the Company reported total revenues of $3.34 billion compared to $3.08 billion in the prior year. Comparable revenues increased 7.9 percent. The Company recorded operating earnings for the 39 weeks ended April 28, 2012 of $378.1 million compared to $312.3 million for the comparable period a year ago, an increase of 21 percent.

The Company reported net earnings of $151.1 million for the 39 weeks ended April 28, 2012 compared to $93.0 million in the prior year, an increase of 63 percent. EBITDA for the 39 weeks ended April 28, 2012 was $511.9 million compared to EBITDA of $457.2 million for the 39 weeks ended April 30, 2011, an increase of 12 percent.

Other Items

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Tuesday, May 29, 2012 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on the Company’s ability to obtain credit; general economic and political conditions or changes in such conditions, including relationships between the United States and the countries from which the Company sources its merchandise; economic, political, social or other events resulting in the short- or long-term disruption in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in the demographic or retail environment; changes in consumer preferences or fashion trends; changes in the Company’s relationships with customers due to, among other things, its failure to provide quality service and competitive loyalty programs, its inability to provide credit pursuant to its proprietary credit card arrangement or its failure to protect customer data or comply with regulations surrounding information security and privacy; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities and senior subordinated notes; the ability to refinance the Company’s indebtedness under its senior secured credit facilities and the effects of any refinancing; the effects upon the Company of complying with the covenants contained in its senior secured credit facilities and the indentures governing its senior subordinated notes; restrictions on the terms and conditions of the indebtedness under the Company’s senior secured credit facilities may place on the Company’s ability to respond to changes in its business or to take certain actions; competitive responses to the Company’s loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers; changes in the financial viability of the Company’s competitors; seasonality of the retail business; adverse weather conditions or natural disasters, particularly during peak selling seasons; delays in anticipated store openings and renovations; the Company’s success in enforcing its intellectual property rights; changes in the Company’s relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds; delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise; changes in foreign currency exchange or inflation rates; significant increases in paper, printing and postage costs; changes in key management personnel and the Company’s ability to retain key management personnel; changes in the Company’s relationships with certain of its key sales associates and the Company’s ability to retain its key sales associates; changes in government or regulatory requirements increasing the Company’s costs of operations; litigation that may have an adverse effect on the Company’s financial results or reputation; terrorist activities in the United States and elsewhere; the impact of funding requirements related to the Company’s pension plan; the Company’s ability to provide credit to its customers pursuant to its proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to its customers; and the design and implementation of new information systems as well as enhancements of existing systems.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	April 28,	April 30,
(in thousands)	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$64,696	$522,373
Merchandise inventories	945,792	845,070
Other current assets	120,410	109,935
Total current assets	1,130,898	1,477,378

Property and equipment, net	887,916	877,439
Goodwill and intangible assets, net	3,105,015	3,158,217
Other assets	76,187	54,112
Total assets	$5,200,016	$5,567,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$246,511	$214,968
Accrued liabilities	452,707	406,562
Total current liabilities	699,218	621,530

Long-term liabilities:
Asset-based revolving credit facility	125,000	-
Long-term debt	2,681,833	2,879,818
Deferred income taxes	665,126	661,243
Other long-term liabilities	329,147	366,241
Total long-term liabilities	3,801,106	3,907,302

Total shareholders’ equity	699,692	1,038,314
Total liabilities and shareholders’ equity	$5,200,016	$5,567,146

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 28,	April 30,	April 28,	April 30,
(in thousands)	2012	2011	2012	2011

Revenues	$1,057,727	$983,815	$3,340,016	$3,082,622
Cost of goods sold including buying and occupancy costs	629,404	593,496	2,097,127	1,949,815
Selling, general and administrative expenses	249,668	232,948	769,395	709,642
Income from credit card program	(12,495)	(12,499)	(38,393)	(33,987)
Depreciation expense	32,558	31,554	95,713	97,421
Amortization of intangible assets	7,529	10,607	24,717	34,063
Amortization of favorable lease commitments	4,469	4,469	13,408	13,408

Operating earnings	146,594	123,240	378,049	312,260

Interest expense, net	44,354	51,676	130,533	165,354

Earnings before income taxes	102,240	71,564	247,516	146,906

Income tax expense	39,600	25,327	96,372	53,901

Net earnings	$62,640	$46,237	$151,144	$93,005

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

SEGMENTS:	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 28,	April 30,	April 28,	April 30,
(dollars in millions)	2012	2011	2012	2011

REVENUES:
Specialty Retail Stores	$846.9	$804.4	$2,671.0	$2,502.1
Direct Marketing	210.8	179.4	669.0	580.5
Total	$1,057.7	$983.8	$3,340.0	$3,082.6

OPERATING EARNINGS:
Specialty Retail Stores	$134.7	$120.9	$359.6	$314.0
Direct Marketing	41.7	33.4	106.7	94.6
Corporate expenses	(17.8)	(16.0)	(50.1)	(48.8)
Amortization of intangible assets and favorable lease commitments	(12.0)	(15.1)	(38.1)	(47.5)
OPERATING EARNINGS	$146.6	$123.2	$378.1	$312.3

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 28,	April 30,	April 28,	April 30,
(dollars in millions)	2012	2011	2012	2011

Capital expenditures	$35.2	$24.8	$108.6	$66.0

Depreciation	$32.6	$31.6	$95.7	$97.4
Amortization of intangibles	$12.0	$15.1	$38.1	$47.5

Rent expense	$22.8	$21.9	$69.8	$65.8

EBITDA*	$191.2	$169.9	$511.9	$457.2

*For an explanation of EBITDA, see “Non-GAAP Financial Measure.”

NEIMAN MARCUS, INC.
NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

The following table reconciles net earnings as reflected in the Company’s condensed consolidated statements of operations prepared in accordance with GAAP to EBITDA:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	April 28,	April 30,	April 28,	April 30,
(dollars in millions)	2012	2011	2012	2011

Net earnings	$62.6	$46.2	$151.1	$93.0
Income tax expense	39.6	25.3	96.5	53.9
Interest expense, net	44.4	51.7	130.5	165.4
Depreciation expense	32.6	31.6	95.7	97.4
Amortization of intangible assets and favorable lease commitments	12.0	15.1	38.1	47.5
EBITDA	$191.2	$169.9	$511.9	$457.2

The Company presents the non-GAAP financial measure EBITDA because it uses this measure to monitor and evaluate the performance of its business and believes the presentation of this measure will enhance investors’ ability to analyze trends in its business, evaluate its performance relative to other companies in its industry and evaluate its ability to service its debt. In addition, the Company uses EBITDA as a component of the measurement of incentive compensation.

EBITDA is not a presentation made in accordance with GAAP and this computation may vary from others in the industry. In addition, EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the indentures governing the Company’s senior secured asset-based revolving credit facility, senior secured term loan facility and senior subordinated notes. EBITDA should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flows as a measure of liquidity. EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, working capital needs; does not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; excludes tax payments that represent a reduction in cash available; and does not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

CONTACT:
Neiman Marcus, Inc.
Stacie Shirley, 214-757-2967
Senior Vice President – Finance and Treasurer
or
Mark Anderson, 214-757-2934
Director – Finance